EXHIBIT 21.1

                   LIST OF SUBSIDIARIES OF FOUNTAIN COLONY

The only subsidiary of Fountain Colony Ventures, Inc. as of June 30, 2000 is Green Medical Company, Ltd., a Japanese corporation.